Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Phil Cooper	Jim Buckley
Executive Vice President and	Executive Vice President
Chief Financial Officer	Sharon Merrill Associates, Inc.
Charles River Associates Incorporated	617-542-5300
617-425-3700

Charles River Associates Announces Preliminary First-Quarter Fiscal 2005 Financial Results in Advance of Investor Conference

Company’s Presentation at the Credit Suisse First Boston Global Services Growth Conference to be Webcast Live Today at 3:30 p.m. ET

BOSTON, March 14, 2005 — In conjunction with its presentation this afternoon at the 7th Annual Credit Suisse First Boston Global Services Growth Conference in Phoenix, Arizona, Charles River Associates Incorporated (NASDAQ: CRAI) is announcing preliminary financial results for the first quarter ended February 18, 2005.

The Company expects first-quarter fiscal 2005 revenue of approximately $61.7 million and net income of approximately $4.6 million, or approximately $0.43 per diluted share, based on approximately 10.8 million weighted average diluted shares outstanding. CRA will announce its full financial results on Thursday, March 17, 2005.

CRA’s presentation at today’s conference will be webcast live at 3:30 p.m. ET. To listen to the presentation, visit the “Overview” page of the Investor Relations section at the Company’s website, www.crai.com.

About CRA

Founded in 1965, Charles River Associates is an economics, finance, and business consulting firm that works with businesses, law firms, accounting firms, and governments in providing a wide range of services. CRA combines its expertise in economic and financial analysis, litigation and regulation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management. In addition to its corporate headquarters in Boston and international offices in Brussels, Canberra, Dubai, London, Melbourne, Mexico City, Sydney, Toronto, and Wellington, CRA also has U.S. offices in Cambridge, Chicago, College Station, Dallas, Houston, New York, Oakland, Pasadena, Philadelphia, Salt Lake City, Silicon Valley, and Washington, D.C.

CRA/2

Safe Harbor Statement

Statements in this press release concerning CRA’s preliminary first-quarter fiscal 2005 financial results are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, risks associated with acquisitions, risks inherent in international operations, NeuCo’s performance, management of new offices, dependence on growth of the Company’s business consulting practice, the ability of the Company to integrate successfully new consultants into its practice, intense competition, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

###